                                                              EXHIBIT 99.1

                PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), 15 U.S.C.A. Sections 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. CytRx Corporation (the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of the Company. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         The Company provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K/A to which this statement is appended as an exhibit and also include the following:

HISTORY OF OPERATING LOSSES; UNCERTAIN PROFITABILITY

     The Company incurred net losses for each of the fiscal years ended December 31, 1995, 1996 and 1997. For the year ended December 31, 1997, the Company had consolidated net operating losses of approximately $6.1 million. Since its inception, the Company has been primarily engaged in the research and development of pharmaceutical products. The Company's consolidated net operating losses to date have been generated primarily from such research and development activities and the Company's lack of significant operating revenues. The Company will incur substantial additional losses until such time, if any, that its primary products, including, but not limited to Flocor and Optivax, have achieved significant sustained commercial sales, which will be dependent upon a number of factors including, but not limited to, receipt of regulatory approval for the sale of such products. Such approval is not likely to occur for a number of years. There can be no assurance that such products of the Company under development will be approved for sale by regulatory authorities, that Flocor, Optivax or any other product of the Company under development can be successfully commercialized or that the Company will achieve significant revenues from sales of Flocor, Optivax or any other product. In addition, there can be no assurance that the Company will achieve or sustain profitability in the future. Failure to achieve significant revenues or profitability would have a material adverse effect on the Company's business, financial condition and results of operations. In view of the prior operating history of Company, there can be no assurance that the Company will ever be able to achieve profitability on a quarterly or annual basis or that it will be able to sustain or increase its revenue growth in future periods.

DISPOSITION OF CERTAIN OPERATING SUBSIDIARIES; SUBSTANTIAL DECREASE IN COMPANY'S REVENUES

     On February 16, 1998 the Company sold substantially all of the non-real estate assets of Proceutics for approximately $2.1 million. On April 17, 1998, CytRx and VetLife sold substantially all of the assets of VetLife for approximately $3.5 million in cash, an unsecured subordinated promissory note in the principal amount of $4.0 million, and contingent payments of up to $5.5 million based on the sales of certain of the purchaser's products. On May 11, 1998, CytRx and Proceutics sold two buildings that they owned at 150 and 154 Technology Parkway, Norcross, Georgia for approximately $4.5 million. The sales were consummated to increase the capital available for funding the clinical trials and continued research and development for the Company's pharmaceutical products, including FLOCOR. The Company's divested businesses accounted for substantially all of the Company's revenues for the year ended December 31, 1997. The lack of future revenues from these services may require the Company to obtain additional financing to fund the necessary testing and data collection procedures prescribed by the U.S. Food and Drug Administration ("FDA") for the commercialization of any products for human use. There can be no assurance that the Company will be able to obtain additional financing on terms satisfactory to it. The inability to obtain such funds and to continue the Company's clinical trials and research and development activities could have a material adverse effect on the Company's business.

NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS AND TECHNOLOGIES

     The Company's products and technologies are in various stages of development and significant amounts of money and time will be required to develop and commercialize them. Research and development activities, by their nature, preclude definitive statements as to the time required and costs involved in reaching certain objectives. Therefore, actual research and development costs could exceed budgeted amounts, and estimated time frames may require extension. Cost overruns due to unanticipated regulatory delays or demands, unexpected adverse side effects or insufficient therapeutic efficacy would prevent or substantially slow development efforts and ultimately could have a material adverse effect on the Company and its partners. If the Company or its partners encounter technical problems in the further development of the Company's products or technologies, the Company could be required either to abandon or substantially modify its development programs. There can be no assurance that any of the Company's products or technologies will prove to be safe and effective and there can be no assurance that any of the Company's products or technologies will be approved by the U.S. FDA or equivalent foreign authorities or that, if approved, such products or technologies will be accepted in the market or can be commercialized in a profitable manner. Furthermore, the Company's products and technologies could produce adverse side effects after commercialization. There can be no assurance that the Company will be able to overcome all of these obstacles and successfully develop and commercialize any of its products or technologies.

NEED FOR FUTURE FINANCING

     The Company's financial resources are limited and the amount of funding that it will require to develop and commercialize its products and technologies is highly uncertain. Adequate funds may not be available when needed or on terms satisfactory to the Company. Lack of funds may cause the Company to delay, reduce and/or abandon certain or all aspects of its research and development programs. The initiation of the Phase III clinical trail for FLOCOR and related activities in preparation for commercialization has greatly increased the Company's need for capital. Management believes that cash and investments on hand, combined with interest income, operating revenues and the proceeds from the Company's divestitures of its non-core businesses and the sale of its real estate assets will be sufficient to satisfy the Company's projected liquidity and working capital needs through late 1999, but it is likely that additional funding will be required to accomplish the necessary testing and data collection procedures prescribed by the U.S. FDA for the commercialization of any products for human use. Definitive statements as to the time required and costs involved in reaching certain objectives for the Company's products are difficult to project due to the uncertainties of the medical research field. Requirements could vary depending upon the results of research, competitive and technological developments, and the time and expense required for governmental approval of products, some of which factors are beyond management's control. The Company may seek additional funding for its research and development activities through a variety of financing mechanisms, including the issuance of equity securities. Any such financing could dilute the Company's existing shareholders.

GOVERNMENT REGULATION

     The Production and marketing of the Company's products and its ongoing research and development activities, including preclinical studies and clinical trials, are subject to extensive regulation by numerous federal, state and local governmental authorities in the United states and by similar regulatory agencies in other countries where the Company tests and markets, or intends to test and market, its current or future products. There can be no assurance that the Company will obtain further regulatory approvals to conduct clinical trials or to market its current products or that the Company will obtain on a timely basis, or at all, regulatory approvals to conduct clinical trials or to market products that may be developed in the future. Prior to marketing any product developed by the Company, or marketed under license, the Company must undergo an extensive regulatory approval process by the FDA and comparable regulatory authorities in foreign countries. The regulatory process can take many years and require the expenditure of substantial resources.

     The Company must demonstrate through preclinical studies and clinical trials that its products are safe and efficacious for use in each proposed application. The results from preclinical animal studies and early clinical trials may not be predictive of results that will be obtained in large-scale testing, and there can be no assurance that the clinical trials will demonstrate the safety and efficacy of any products or will result in marketable products. A number of companies in the therapeutics industry have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in early animal and human testing. In addition, the rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of patient enrollment. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the ability of the Company to manage the clinical trial, the proximity of patients to clinical sites and the eligibility criteria for the study. Several factors, such as delays in planned patient enrollment, may result in increased costs and delays or termination of clinical trials prior to completion, which could have a material adverse effect on the Company. Preclinical studies must also be conducted in conformity with the FDA's good laboratory practice regulations. Clinical trials generally must meet requirements for institutional review board oversight and informed consent, as well as regulatory agency prior review, oversight and good clinical practice requirements.

     Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. In addition, delays or rejections may be encountered based upon changes in the policies of regulatory authorities for new product approval during the period of product development and regulatory review of each submitted pre-market approval application, new drug application or other required approval application. There can be no assurance that, even after such time and expenditures, regulatory approvals will be obtained for any products developed by the Company. Moreover, if FDA approval of a product is granted, such approval will entail limitations on the indicated uses for which it may be marketed and may impose labeling requirements which may adversely affect the Company's ability to market its products.

     The products of the Company may be regulated in other countries by foreign agencies comparable in authority to the FDA. The process of obtaining regulatory approval in other countries is often as costly, time-consuming and uncertain as it is in the United States. In addition, foreign agencies may apply different or more stringent standards than the FDA and require additional or different clinical studies. Foreign agencies also may fail to approve the products even if the FDA has done so.

     Failure to comply with applicable regulatory requirements can result in, among other things, fines, suspension of regulatory approvals, product recalls, seizure of products, imposition of operating restrictions or civil penalties, FDA refusal to approve marketing applications, and criminal prosecutions. Further, FDA policy or similar policies of regulatory agencies in other countries may change and additional government regulations may be established that could prevent or delay regulatory approval of the company's products in such countries. The failure of the Company to obtain the necessary regulatory approval would have a material adverse effect on the Company's business, financial condition and results of operations.

INTELLECTUAL PROPERTY RISKS

     The Company's success will depend, in part, upon its ability to develop patentable products and technologies and to obtain effective patent protection for its products and technologies both in the United States and in other countries. The Company believes that its patents are critical to its prospects for success and that the Company has perfected its patent and trademark rights in those jurisdictions where it anticipated selling and marketing its technologies. There can be no assurance that the Company's United States and foreign issued or pending applications will offer any protection or that they will not be challenged, invalidated or circumvented. In addition, there can be no assurance that competitors will not obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets.

     The Company's patent estate is subject to numerous potential threats. Critical patent applications may not issue or may issue with limitations that materially reduce their coverage; competitors may challenge the validity of the Company's patents through challenges within the United States Patent and Trademark Office and its foreign equivalents or through lawsuits in the courts; or competitors may claim that the Company's products infringe competitors' patents. Patent applications in the United States are maintained in secrecy until patents issue, and patent applications in foreign countries are maintained in secrecy for a period after filing. Accordingly, there can be no assurance that current and potential competitors or other third parties have not filed or will not file applications for, or have not received or will not receive, patents and will not obtain additional proprietary rights relating to materials or processes used or proposed to be used by the Company.

     It is possible that the Company's products or processes will infringe, or will be found to infringe, patents not owned or controlled by the Company. If any relevant claims of third-party patents are upheld as valid and enforceable, the Company could be prevented from practicing the subject matter claimed in such patents, or could be required to obtain licenses or to redesign its products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms acceptable to the Company or that the Company could redesign its products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to the Company or to protect trade secrets and could result in a substantial cost to and diversion of efforts by the Company or any of its subsidiaries.

     The Company also relies on trade secrets, proprietary know-how and continuing technological innovation, which it seeks to protect with confidentiality agreements with collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach or that the Company's trade secrets and proprietary know-how will not otherwise become known to or be independently discovered by competitors.

COMPETITION

     Many companies, including large pharmaceutical, chemical and biotechnology firms with financial resources, research and development staffs, and facilities that are substantially greater than those of the Company, are engaged in the research and development of pharmaceutical products that could compete with the products under development by the Company. Furthermore, many of the Company's existing or potential competitors have extensive experience in research, preclinical testing, human clinical trials, obtaining FDA and other regulatory approvals, and manufacturing and marketing their products, or are allied with major pharmaceutical companies that can afford them these advantages. The industry is characterized by rapid technological advances and competitors may develop their products more rapidly and/or such products may be more effective than those under development by the Company or its licensees and corporate partners.

     The Company's products and potential products are in various stages of development, and no assurance can be given that any of these products or potential products will perform better than or as well as products that may be being developed by the Company's competitors, or that the Company's competitors will not develop products or technologies that will render the Company's products and technologies obsolete or less competitive.

     In general, competition in the pharmaceutical, chemical and biotechnology field is based on such factors as product performance and safety, product acceptance by physicians, patent protection, manner of delivery, ease of use, price, distribution and marketing. Any product developed by the Company that gains regulatory approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, the relative speed with which the Company can develop products, complete clinical testing and the regulatory approval process, gain reimbursement acceptance and supply commercial quantities of the product for distribution to the market are expected to be important competitive factors. The failure of the Company's products to generate adequate commercial demand, or the failure of the Company's products to gain substantial market acceptance and market share, could have a material adverse effect on the Company's business, financial condition or results of operations.

LACK OF MARKETING EXPERIENCE

     It is anticipated that the Company will market and sell a significant portion of its products directly. The Company has limited experience in sales, marketing and distribution of pharmaceutical products and its success in marketing its products will be based on a number of factors including market size and concentration in the Company's designated markets, the size and expertise of the Company's sales force in such designated markets and the Company's overall strategic objectives. There can be no assurance that the factors necessary to successfully market the Company's products will be favorable, or that the Company will be able to obtain the expertise necessary to successfully market its products.

LACK OF NEEDED STRATEGIC THIRD PARTY RELATIONSHIPS

     A principal element of the Company's strategy is the creation and maintenance of strategic relationships that will enable the Company to offer its services, products and technologies to a larger customer base than the Company could otherwise reach through its direct marketing efforts. Vaxcel's business strategy is to license its products to pharmaceutical and biotechnology companies engaged in vaccine research and development. Indeed, at the present time Vaxcel does not own or have the right to any vaccines or antigens that can be used with Optivax or the Zynaxis technologies and Vaxcel's success is dependent upon its ability to license its technologies to vaccine manufacturers for use with their vaccines. Although the Company intends to continue to expand its direct marketing channels, the Company believes that strategic partner relationships may offer a potentially more effective and efficient marketing channel. Consequently, the Company's success depends in part on its ability to enter into relationships with strategic partners and the ultimate performance of the strategic partners. There can be no assurance that the Company will be able to negotiate needed strategic relationships in the future or that once those strategic relationships have been formed, they will not be terminated. With respect to the products of Vaxcel and Zynaxis, the inability of the Company to form relationships with strategic partners would cause the Company to establish marketing and distribution channels for its products.

     Although the Company views strategic relationships as a key factor in its overall business strategy and in the development and commercialization of its products, there can be no assurance that strategic partners would view their relationships with the Company as significant for their own businesses or that they would not reassess their commitment to the Company after entering into the relationship. The Company's arrangements with strategic partners may not establish minimum performance requirements for the Company's strategic partners, but instead may rely on the voluntary efforts of these partners in pursuing joint goals. In addition, even if not restricted by the contract, the Company may be restrained by business considerations from pursuing alternative arrangements, or the reassessment of the strategic partners' business goals which do not correlate with the business goals of the Company. The Company's inability to comply with the terms of strategic partner arrangements could result in strategic partners seeking alternative arrangements with other pharmaceutical or biotechnology companies, which could have a material adverse impact on the Company.

IMPACT OF TECHNOLOGY TRANSFER ACT OF 1986; BAYH-DOLE ACT

     The Company has a wide variety of copolymers available for its use, some of which were in-licensed from Emory University and others which were developed by the Company. Optivax is the tradename for a family of proprietary nonionic block copolymers that augment or modify the immune response to vaccines when administered primarily by injections. Optivax copolymers act both as a delivery system by targeting vaccines to cells of the immune system and as an adjuvant because of its ability to augment the immune system's response to vaccines. The development of certain Optivax copolymers in-licensed from Emory University was supported with federal funds. Federal funds were not used, however, to support the development of certain other Optivax copolymers developed by the Company.
At present, the Company is only developing Optivax copolymers that have not been supported by federal funds. If Vaxcel were to pursue commercialization of Optivax copolymers that utilized federal funds during development, such Optivax copolymers would be subject to the Technology Transfer Act of 1986 or the Bayh-Dole Act, whereby the federal government retains a non-exclusive right to make, have made, or sell any invention that results from the activities of the federal government or the use of federal funds. If the federal government were to exercise any of such rights in the future, the business and financial condition of Vaxcel could be materially adversely affected.

HEALTH CARE REFORM INITIATIVES

     Health care reform remains an area of increasing national and international attention. Several proposals to modify the current health care system in the United States to improve access and control costs currently are being considered by both federal and state governments. Any such reform measures could adversely affect the amount of reimbursement available from governmental or private payers or could affect the ability to set prices for newly approved products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe. It is uncertain what proposals will be adopted or what actions governmental or private payers for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. Any such health care reform proposals may materially adversely affect the business of the Company.

NO ASSURANCE OF ADEQUATE REIMBURSEMENT

     The success of the Company's products and technologies in the United States and other significant markets will depend in part upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, private health insurers and other organizations. Uncertainty exists as to the reimbursement status of any newly approved product. Government and other third-party payors are increasingly attempting to contain health care costs by refusing, in some cases, to provide any coverage for uses of approved products for disease indications for which the FDA has not granted marketing approval and by limiting both coverage and the level of reimbursement for new technologies approved for marketing by the FDA. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of the Company's products or technologies, the market acceptance of such products or technologies would be adversely affected. Even if a product is approved for marketing, there can be no assurance that patients will have sufficient resources to pay for the therapy or that governmental or private payers will provide adequate reimbursement for such product, if at all. The Company has initiated discussions with consultants or other advisors but will assist the Company in identifying targeting and communicating with government and other third-party payors, to develop the Company's strategy for seeking adequate reimbursement from such payors. The Company will not be able to finalize its strategy for any product until it has obtained all of the required regulatory approvals for the product, and established the market price at the product.

UNCERTAINTY OF PHARMACEUTICAL PRICING AND RELATED MATTERS

     The future revenues and profitability of and availability of capital for biotechnology and pharmaceutical companies may be affected by the continuing efforts of governmental and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO INADEQUATE SUPPLY OF MATERIALS; DEPENDENCE ON SUPPLIERS AND MANUFACTURERS

     Management believes that the Company has an adequate supply of materials on hand to meet the Company's needs for 2 to 3 years (both drug substance and formulated drug product) which management anticipates to be sufficient to complete the anticipated studies necessary for filing a New Drug Application/Product License Application with the FDA. However, there can be no Company's current supply inadequate. If the Company is unable to obtain additional materials, such inability could have a material adverse effect on the Company's business.

     The Company requires three suppliers of materials or services to manufacture its product; (i) a supplier of the raw drug substance, (ii) a supplier of the purified drug which is refined from the raw drug substance and
(iii) a manufacturer who can formulate and sterile full the purified drug substance into the finished drug product. The raw drug substance is currently widely available at commercial scales from numerous manufacturers. The Company has not entered into a formal agreement with any supplier for the raw drug substance because of its wide availability. To obtain the purified drug substance, the Company has entered into an agreement with a French company. Management believes that such agreement provides for adequate material to meet the Company's needs for the next 2 to 3 years. There can be no assurance that the Company's relationship with such supplier will continue or that the Company will be able to obtain additional purified drug substance if the Company's current supply is inadequate. Such inability to obtain additional purified drug substance in amounts and at prices acceptable to the Company could have a material adverse effect on the Company's business. To meet the need for manufacture of the Company's finished drug product, the Company has entered into a supply agreement with the Hospital Products Division of Abbott Laboratories. The inability of the Company to maintain such relationship on terms acceptable to the Company could have a material adverse effect on the Company's business.

DEPENDENCE ON KEY MANAGEMENT

     The Company's success will continue to depend to a significant extent on the members of its management and scientific staff, particularly its Chief Executive Officer, Jack J. Luchese. The Company has an employment contract with Mr. Luchese which expires at the end of 1998. As the Company continues to grow, it will continue to hire, appoint or otherwise change senior management and members of its scientific staff. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified members to management in the future. The loss of services of Mr. Luchese or of any other key employee could have a material adverse effect upon the Company's business.

HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS

     The Company's research and development activities involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may be required to incur significant costs to comply with environmental laws and regulations in the future. The Company's operations, business, financial condition and results of operations may be materially adversely affected by current or future environmental laws or regulations.

POTENTIAL PRODUCT LIABILITY EXPOSURE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products or technologies. Even if a product is approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from such products. While to date no material adverse claim for personal injury resulting from allegedly defective products or technologies has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company. The Company maintains product liability insurance covering the use of its products in human clinical trials equal may extend coverage under this insurance to institutions or individuals who are collaborating with the Company for the development of its products. The Company will obtain product liability coverage to protect third-party manufacturers of the Company's products only if required by the agreement with such manufacturer.

VOLATILITY OF STOCK PRICE

     The Common Stock is quoted on the Nasdaq National Market. The market prices for securities of pharmaceutical and biotechnology companies (including CytRx) have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in the Company's operating results, announcements of regulatory developments, technological innovations or new therapeutic products, developments in patent or other proprietary rights, public concern as to the safety of products developed by the Company or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of the Common Stock.

BUSINESS ACQUISITION

         Effective May 21, 1997, Zynaxis, a publicly-held biotechnology company engaged in the development of certain vaccine technologies, merged with Vaxcel Merger Sub, a wholly-owned subsidiary of Vaxcel formed for the purpose of the transaction. As a result of the Merger, Zynaxis became a wholly-owned subsidiary of Vaxcel. Also as a result of the Merger, Vaxcel acquired the PLG microencapsulation and mucoadhesive vaccine technologies of Zynaxis. Neither of such technologies are final product. They were designed to be combined with a vaccine to formulate a final product for oral delivery. Based on their current stage of development, it will take several additional years to generate sufficient data for FDA approval of oral vaccines containing either technology. The Company deems such Zynaxis technologies to be complementary to Vaxcel's technologies, including Optivax. However, there can be no assurance that the Company can successfully market, sell or distribute the Zynaxis technologies, or that the Zynaxis technologies will function in accordance with the Company's expectations. Failure to market, sell or distribute the Zynaxis technologies, or the failure of the Zynaxis technologies to meet the expectations of the Company, may have a material adverse effect on the Company's business, financial condition and results of operations.

ANTI-TAKEOVER PROTECTIONS

     At its 1997 annual meeting, the stockholders of the Company voted to classify its board of directors. As a result of the classification of the board of directors, at least two stockholder meetings, instead of one, will be required to effect a change in the majority control of the Company board, except in the event of vacancies resulting from removal for cause (in which case the remaining directors would fill the vacancies so created). It should also be noted that the classification provision will apply to every election of directors, rather than only an election occurring after a change in control. The classification of directors has the effect of making it more time-consuming to change majority control of the Company's Board of Directors, and accordingly may cause potential purchasers of the Company to lose interest in any potential purchase of the Company, regardless of whether such purchase would be beneficial to the Company and its stockholders.

     The Restated Bylaws of the Company provide that the number of directors will be fixed from time to time with the approval of two-thirds of the Board of Directors or the affirmative vote of at least 80% of the issued and outstanding shares of the Company's Common Stock. Moreover, the Restated Bylaws provide that directors may only be removed for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the Company then entitled to vote at an election of directors. This provision prevents stockholders from removing any incumbent director without cause and allows two-thirds of the incumbent directors to add additional directors without approval of stockholders until the next annual meeting of stockholders at which directors of that class are elected.

     The Company's Restated Bylaws contain a provision requiring a stockholder to give notice, not later than the number of days specified in Rule 14a-8(a)(4) promulgated under the Exchange Act or any amendment or successor to such rule (currently 120 days), of a proposal or director nomination that such stockholder desires to present at any annual or special meeting of stockholders. Such provision prevents a stockholder from making a proposal or a director nomination at a stockholder meeting without the Company having advance notice of the proposal or director nomination. This provision could make a change in control more difficult by providing the directors of the Company with more time to prepare an opposition to a proposed change in control.

     Pursuant to a Shareholder Protection Rights Agreement dated as of April 16, 1997 by and between American Stock Transfer & Trust Company, as rights agent, and the Company (the "Rights Agreement"), on May 15, 1997 the Company distributed a dividend with respect to each share of Common Stock outstanding on such date of one right (a "Right") which entitles the registered holder to purchase from the Company 1/10,000th of a share (a "Unit") of Series A Junior Participating Preferred Stock (the "Series A Participating Preferred Stock"), at a purchase price of $30 per Unit (the "Exercise Price"), subject to adjustment. Until the Separation Time, the Rights are unexercisable and attach to and transfer with the Common Stock certificates. The "Separation Time" will occur upon the earlier of ten business days (unless changed by the Board of Directors as provided in the Rights Agreement) after an announcement of the acquisition by a third party (an "Acquiring Person") of 15% or more of the Common Stock, or ten business days (unless changed by the Board of Directors as provided in the Rights Agreement) after the commencement of a tender offer for 15% or more of the Common Stock. If a Flip-In Date occurs (i.e., the close of business ten days following announcement by the Company that a person has become an Acquiring Person), Rights owned by the Acquiring Person or any affiliate or associate thereof or any transferee thereof will automatically become void and, subject to the right of the Board of Directors to cause the Company to exchange shares of Common Stock for the Rights or to terminate the Rights, each other Right will automatically become a right to buy, for the Exercise Price, that number of shares of Common Stock having a market value equal to twice the Exercise Price. After a Flip-In Date occurs, the Company may not consolidate or merge with, or sell 50% or more of its assets or earning power to, any person, if the Company's Board of Directors is controlled by the Acquiring Person, unless proper provision is made so that each Right would thereafter become a right to buy, for the Exercise Price, that number of shares of common stock of such other person having a market value of twice the Exercise Price.

     The Rights may have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company unless the offer is conditioned on a substantial number of rights being acquired. However, the Rights should not interfere with any merger, statutory share exchange or other business combination approved by a majority of the directors since the Rights may be terminated by the Board of Directors at any time on or prior to the close of business ten business days after announcement by the Company that a person has become an Acquiring Person. Thus, the Rights are intended to encourage persons who may seek to acquire control of the Company to initiate such an acquisition through negotiations with the Board of Directors.

     The existence of the foregoing provisions in the Company's bylaws, and the existence of the Rights Agreement, could adversely affect the market price of the Common Stock, as the market may be willing to pay less for shares of Common Stock as a result of a decreased probability of a change in control. Impediments to a change in control could cause potential purchasers of the Company to lose interest in any potential purchase of the Company, regardless of whether such purchase would be beneficial to the Company and its stockholders. Further, the foregoing provisions could have the effect of preserving encumbent management in office.

ABSENCE OF DIVIDENDS

     The Company has not paid any cash dividends in the past on its Common Stock and does not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.